As filed with the Securities and Exchange Commission on December 5, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CBS Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-2949533
State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

51 West 52nd Street,

New York, New York 10019

(212) 975-4321

(Address of Principal Executive Offices, including zip code)

CBS Excess 401(k) Plan

CBS Excess 401(k) Plan for Designated Senior Executives

CBS Bonus Deferral Plan

CBS Bonus Deferral Plan for Designated Senior Executives

(Full Title of Plans)

Louis J. Briskman, Esq.

Senior Executive Vice President and General Counsel

CBS Corporation

51 West 52nd Street

New York, NY 10019

Telephone: (212) 975-4321

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share	Proposed maximum Aggregate offering price	Amount of registration fee
Deferred Compensation Obligations	$200,000,000.00	(2)	100%	$200,000,000.00	$25,760.00

(1)                                 The Deferred Compensation Obligations are unsecured obligations of CBS Corporation (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the CBS Excess 401(k) Plan (the “Excess 401(k) Plan”), the CBS Excess 401(k) Plan for Designated Senior Executives (the “Excess 401(k) Plan for Designated Senior Executives”), the CBS Bonus Deferral Plan (the “Bonus Deferral Plan”) and the CBS Bonus Deferral Plan for Designated Senior Executives (the “Bonus Deferral Plan for Designated Senior Executives”).  The Excess 401(k) Plan, the Excess 401(k) Plan for Designated Senior Executives, the Bonus Deferral Plan and the Bonus Deferral Plan for Designated Senior Executives, collectively, are referred to herein as the “Plans.”

(2)                                 Amount of Deferred Compensation Obligations registered with respect to the Plans.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 relates to $200,000,000.00 worth of Deferred Compensation Obligations under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 15, 2013;

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed on May 1, 2013, July 31, 2013 and November 6, 2013, respectively;

(c)                                  The Registrant’s Current Reports on Form 8-K, filed on March 21, 2013, May 30, 2013, June 7, 2013, June 13, 2013 and November 12, 2013; and

(d)                                 The description of CBS capital stock contained in the Registrant’s Registration Statement on Form 8-A/A, filed on November 23, 2005, including all amendments or reports updating this description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. Such information need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. This information and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1).

Item 4.   Description of Securities.

Under the Excess 401(k) Plan and the Excess 401(k) Plan for Designated Senior Executives, the Registrant provides eligible employees the opportunity to defer a specific percentage of their cash compensation.  Under the Bonus Deferral Plan and the Bonus Deferral Plan for Designated Senior Executives, the Registrant provides eligible employees the opportunity to defer a specific percentage of their bonus compensation.  The obligations of the Registrant under such Plans (the “Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation, including, in the case of the Excess 401(k) Plan and the Excess 401(k) Plan for Designated Senior Executives, the amounts that the Registrant has credited to a participant’s account as matching contributions, and earnings credited on such amounts in the future in accordance with the terms of the applicable Plan, and will rank equally and without preference with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

Under the Plans, amounts credited to a participant’s account are credited with earnings based on a notional investment measurement, which may be shares in investment companies registered under the Investment Company Act of 1940 (mutual funds), commingled investment funds managed by banks or registered investment advisors, bank and debt obligations, investment contracts issued by insurance companies, direct or guaranteed federal or state governmental obligations and shares of common stock that are listed on a domestic or international stock exchange, including shares of the Registrant’s Class A Common Stock, par value $0.001 per share, and Class B Common Stock, par value $0.001 per share.  The Obligations are payable in cash after termination of employment in a lump-sum distribution or in installments, in accordance with the participant’s payment election made in accordance with the terms of the applicable plan.

The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, attachment or garnishment.  Any attempt by any person to transfer or assign benefits under the Plans, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void.

There is no trading market for the Obligations.  The Obligations are not convertible into any other security of the Registrant.  No trustee has been appointed to take action with respect to the Obligations and each participant in the Plans will be responsible for enforcing his or her own rights with respect to the Obligations.  The Registrant may, but is not obligated to, set aside amounts or establish a trust or fund to serve as a source of funds from which it can satisfy the Obligations.  Participants in the Plans will have no rights to any assets held in any trust or fund except as general creditors of the Registrant.  Assets in any trust or fund will at all times be subject to the claims of the Registrant’s general creditors.

Item 5.   Interests of Named Experts and Counsel.

Certain legal matters with respect to the enforceability of the Obligations have been passed upon for the Registrant by Louis J. Briskman, Esq., Senior Executive Vice President and General Counsel of the Registrant.  Mr. Briskman participates in the Excess 401(k) Plan for Designated Senior Executives and may continue to do so in the future.

Item 6.   Indemnification of Directors and Officers.

The Registrant is incorporated in the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation (the “CBS Charter”) contains provisions that eliminate directors’ personal liability, in certain circumstances.

Pursuant to the CBS Charter and the Registrant’s Amended and Restated Bylaws (the “CBS Bylaws”), the Registrant shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee (including a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

Pursuant to the CBS Charter and the CBS Bylaws, to the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the CBS Charter and the CBS Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director, officer or employee of the Registrant providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct. The Registrant has entered into indemnification agreements with each of its directors, the form of which is filed as exhibit 10 to the Form 8-K filed by the Registrant on September 18, 2009 (File. No. 001-09553) and is incorporated herein by reference.

The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of the CBS Charter.  The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

See Exhibit Index.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 5th day of December, 2013.

CBS CORPORATION

By:	/s/ Louis J. Briskman
Name:	Louis J. Briskman
Title:	Senior Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	President and Chief Executive	December 5, 2013
Leslie Moonves	Officer and Director
(Principal Executive Officer)

/s/ Joseph R. Ianniello	Chief Operating Officer	December 5, 2013
Joseph R. Ianniello	(Principal Financial Officer)

/s/ Lawrence Liding	Senior Vice President, Controller and	December 5, 2013
Lawrence Liding	Chief Accounting Officer
(Principal Accounting Officer)

*	Executive Chairman of the Board	December 5, 2013
Sumner M. Redstone	and Founder

*	Director	December 5, 2013
David R. Andelman

*	Director	December 5, 2013
Joseph A. Califano, Jr.

*	Director	December 5, 2013
William S. Cohen

*	Director	December 5, 2013
Gary L. Countryman

*	Director	December 5, 2013
Charles K. Gifford

*	Director	December 5, 2013
Leonard Goldberg

*	Director	December 5, 2013
Bruce S. Gordon

*	Director	December 5, 2013
Linda M. Griego

*	Director	December 5, 2013
Arnold Kopelson

*	Director	December 5, 2013
Doug Morris

*	Director	December 5, 2013
Shari Redstone

*	Director	December 5, 2013
Frederic V. Salerno

*By:	/s/ Louis J. Briskman
Louis J. Briskman
Attorney-in-fact for the Directors

EXHIBIT INDEX

Exhibit	Description

4(a)

Amended and Restated Certificate of Incorporation of the Registrant effective December 31, 2005 (incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2005) (File No. 001-09553).

4(b)

Amended and Restated By-laws of the Registrant effective November 1, 2007 (incorporated by reference to Exhibit 3(b) to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended September 30, 2007) (File No. 001-09553).

4(c)*

CBS Excess 401(k) Plan (as amended and restated as of December 31, 2005) (incorporated by reference to Exhibit 10(n) to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2005) (File No. 001-09553) (as amended by Part B as of January 1, 2009) (filed herewith) (as Part B was amended by Amendment No. 1 as of January 1, 2009) (filed herewith) (as Part B was amended by Amendment No. 2 as of January 1, 2009) (filed herewith).

4(d)

CBS Excess 401(k) Plan for Designated Senior Executives (as amended and restated as of December 31, 2005) (incorporated by reference to Exhibit 10(p) to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2005) (File No. 001-09553) (as amended by Part B effective January 1, 2009) (incorporated by reference to Exhibit 10(f) to the Annual Report on Form 10-K of CBS Corporation for the fiscal year ended December 31, 2008) (File No. 001-09553) (as Part B was amended by Amendment No. 1 as of January 1, 2009) (incorporated by reference to Exhibit 10(b) to the Quarterly Report on Form 10-Q of CBS Corporation for the quarter ended March 31, 2010) (File No. 001-09553) (as Part B was amended by Amendment No. 2 as of January 1, 2009) (incorporated by reference to Exhibit 10(h) to the Annual Report on Form 10-K of CBS Corporation for the fiscal year ended December 31, 2010) (File No. 001-09553).

4(e)*

CBS Bonus Deferral Plan (as amended and restated as of December 31, 2005) (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 of the Registrant filed December 11, 2006) (File No. 001-09553) (as amended by Part B as of January 1, 2009) (filed herewith) (as Part B was amended by Amendment No. 1 as of January 1, 2009) (filed herewith) (as Part B was amended by Amendment No. 2 as of January 1, 2009) (filed herewith).

4(f)

CBS Bonus Deferral Plan for Designated Senior Executives (as amended and restated as of December 31, 2005) (incorporated by reference to Exhibit 10(q) to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2005) (File No. 001-09553) (as amended by Part B effective January 1, 2009) (incorporated by reference to Exhibit 10(g) to the Annual Report on Form 10-K of CBS Corporation for the fiscal year ended December 31, 2008) (File No. 001-09553) (as Part B was amended by Amendment No. 1 as of January 1, 2009) (incorporated by reference to Exhibit 10(c) to the Quarterly Report on Form 10-Q of CBS Corporation for the quarter ended March 31, 2010) (File No. 001-09553) (as Part B was amended by Amendment No. 2 as of January 1, 2009) (incorporated by reference to Exhibit 10(i) to the Annual Report on Form 10-K of CBS Corporation for the fiscal year ended December 31, 2010) (File No. 001-09553).

5*	Opinion of Louis J. Briskman, Esq. as to the legality of the securities being registered.

23(a)*	Consent of PricewaterhouseCoopers LLP.

23(b)*	Consent of Louis J. Briskman, Esq. (included in Exhibit 5).

24*	Powers of Attorney.

*              Filed herewith.